Royal Bank of Canada Market Linked Securities	Filed Pursuant to Rule 433 Registration Statement No. 333-259205

Market Linked Securities—Contingent Fixed Return and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the S&P 500® Index due October 16, 2026
Term Sheet to Preliminary Pricing Supplement No. WFC233 dated October 6, 2023

Summary of Terms
Issuer :	Royal Bank of Canada
Market Measure:	S&P 500® Index (the “Index”)
Pricing Date*:	October 11, 2023
Issue Date*:	October 16, 2023
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•    if the ending level is greater than or equal to the threshold level:
$1,000 plus the contingent fixed return; or
•    if the ending level is less than the threshold level:
$1,000 + [$1,000 × (index return + buffer amount)]

Stated Maturity Date*:	October 16, 2026
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Threshold Level:	80% of the starting level
Buffer Amount:	20%
Contingent Fixed Return:	At least 25.80% of the face amount ($258.00 per security), to be determined on the pricing date.
Index Return:	(ending level – starting level) / starting level
Calculation Day*:	October 8, 2026
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”), an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 0.825%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 0.25% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	78016NT56
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change
** In addition, selected dealers may receive a fee of up to 0.35% for marketing and other services.
Hypothetical Payout Profile***

***assumes a contingent fixed return equal to the lowest possible contingent fixed return that may be determined on the pricing date.
If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at maturity.

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $927.30 and $977.30 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.
Preliminary Pricing Supplement: sec.gov/Archives/edgar/data/1000275/000114036123047334/ef20012128_fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities
•	If The Ending Level Is Less Than The Threshold Level, You Will Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Maturity.
•	You Will Receive The Contingent Fixed Return Only If The Ending Level Is Greater Than Or Equal To The Threshold Level.
•	The Potential Return On The Securities Is Limited To The Contingent Fixed Return.
•	No Periodic Interest Will Be Paid On The Securities.
•	The Securities Are Subject To Credit Risk.
•	Significant Aspects Of The Tax Treatment Of The Securities Are Uncertain.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
•	Our Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.
•	The Initial Estimated Value Of The Securities Is An Estimate Only, Calculated As Of The Time The Terms Of The Securities Are Set.
•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous
Factors, Some Of Which Are Related In Complex Ways.
•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.
Risks Relating To The Index
•
The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To A Variety of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
Risks Relating To Conflicts Of Interest
•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.